UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                      October 20, 2005 ( October 17, 2005)

                           HEMISPHERX BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

                           Delaware 0-27072 52-0845822
               (state or other juris- (Commission (I.R.S. Employer
           diction of incorporation) File Number) (Identification No.)

              1617 JFK Boulevard, Philadelphia, Pennsylvania 19103
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (215) 988-0080


          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

         On October 17, 2005, we engaged the Sage Group, Inc., a health care, technology oriented, strategy and transaction advisory firm, to assist us in obtaining a strategic alliance in Japan for the use of Ampligen(R) in treating Chronic Fatigue Syndrome or CFS.

         The initial term of the engagement will be one year unless terminated by either party in six months. The engagement may terminate prior to the end of the term upon the completion of a licensing or other conveyance of Ampligen(R) rights for use in CFS for Japan or a sale of all, or substantially all, of our common stock or assets (a "Transaction") to an entity identified by Sage or us prior to or during the term of the engagement that may have an interest in Ampligen(R) for use in CFS in Japan (a "Target"). The engagement may be extended by mutual agreement of the parties.

         For its services, Sage will receive a monthly fee during the term of the arrangement of $2,000. It also will receive up to an aggregate of 340,000 10 year common stock purchase options upon completion of certain stated goals. If we enter into one or more Transactions with a Target during the term of the engagement or during the year thereafter, Sage will be entitled to a success fee equal to 3% of our receipts from the Transaction up to a maximum fee of $3,000,000.

R. Douglas Hulse, our President and Chief Operating Officer, is a principal and an executive director of The Sage Group, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         HEMISPHERX BIOPHARMA, INC.


October 20, 2005         By: /s/ Willaim A. Carter
                                         -------------------------
                                         William A. Carter M.D.,
                                         Chief Executive Officer